Exhibit 99.1

[Endeavour International Corporation logo]

For immediate release

For more information, contact:
Investors, Philip J. Iracane, 713-307-8770
Media, Janice Aston White, 713-307-8780

Endeavour names executive vice president
and chief financial officer

Houston, TX – August 30, 2005 — Endeavour International Corporation (AMEX: END) today announced Lance Gilliland has been named to the new position of executive vice president and chief financial officer for the North Sea-focused exploration and production company.

“We are pleased to have someone with Lance’s financial and capital market experience become part of our leadership team,” said William L. Transier and John N. Seitz, co-chief executive officers of Endeavour International Corporation. “His expertise will be extremely valuable as we broaden our North Sea strategy. He has an extensive background in energy investment banking and advised on merger and acquisition transactions across a broad range of industries.”

Gilliland was previously with Goldman, Sachs & Co. for more than 11 years, serving most recently in investment banking services in Houston. During his tenure he also worked in mergers and acquisitions in New York, Houston, and Menlo Park, completing transactions valued in excess of $20 billion. He began his career with Kidder, Peabody & Co. Incorporated in New York. He holds a master of business administration in finance and management from The University of Texas at Austin and a bachelor of business administration in finance and economics from Baylor University.

In connection with his employment, Gilliland was awarded inducement grants of 400,000 shares of Endeavour restricted common stock and options to purchase 400,000 shares of Endeavour common stock at an exercise price of $5.02 per share, the closing sales price of Endeavour’s common stock on August 26, 2005, the commencement of his employment. These shares of restricted stock and those underlying the options vest one-third on each of the first three anniversary dates from the date of grant. These grants were made under Section 711(a) of the AMEX Company Guide.

Endeavour International Corporation is an international oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea. For more information, visit www.endeavourcorp.com.